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                                                                   EX-99.(P)(8)

                              ARTISAN FUNDS, INC.
                     ARTISAN PARTNERS LIMITED PARTNERSHIP
                           ARTISAN DISTRIBUTORS LLC

                              CODE OF ETHICS AND
                       POLICY AND PROCEDURES TO PREVENT
                         MISUSE OF INSIDE INFORMATION

                               TABLE OF CONTENTS

STATEMENT OF POLICY AND STANDARDS OF BUSINESS CONDUCT......................  1

I.    INVESTMENT COMPANY ACT PROHIBITIONS..................................  2

II.   RESTRICTIONS.........................................................  3

      A.  Material, Non-Public Information; No Insider Trading.............  3

      B.  Foreign Corrupt Practices........................................  4

      C.  Limitations on Transactions with Clients.........................  4

      D.  Service as a Board Director or Board Member......................  5

      E.  Political Contributions..........................................  5

      F.  Initial Public Offerings.........................................  5

      G.  Private Placements...............................................  6

      H.  Front Running Is Prohibited......................................  6

      I.  Short-Term Trading/Profit Limitations............................  6

      J.  High-Risk Trading Activities.....................................  7

      K.  Confidentiality..................................................  8

III.  COMPLIANCE PROCEDURES................................................  8

      A.  Execution of Personal Securities Transactions through Disclosed
          Brokerage Accounts...............................................  8

      B.  Preclearance.....................................................  8

      C.  Disclosure of Personal Holdings.................................. 12

      D.  Dealing with Certificated Securities............................. 12

      E.  Monitoring of Transactions....................................... 12

      F.  Educational Efforts.............................................. 13

IV.   EMPLOYEE REPORTING................................................... 13

      A.  Reporting Personal Securities Transactions....................... 13

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       B.  Form of Reports................................................. 14

       C.  Disclosure of Employment--Immediate Family Member............... 14

       D.  Certification of Receipt of Code and Compliance................. 15

V.     EXEMPTIONS.......................................................... 15

       A.  Exempt Transactions and Securities.............................. 15

       B.  Individual Exemptions........................................... 16

VI.    GIFTS AND BUSINESS ENTERTAINMENT.................................... 16

VII.   MANAGEMENT'S REPORTING.............................................. 18

       A.  Report to the Board of Artisan Funds............................ 18

       B.  Report to the Board of a Sub-Advised Fund....................... 18

       C.  Reporting to Artisan Partners' Management....................... 19

VIII.  ENFORCEMENT OF THE CODE AND CONSEQUENCES FOR FAILURE TO COMPLY...... 20

IX.    RETENTION OF RECORDS................................................ 20

Record of Dates of Adoption and Amendment.................................. 20

APPENDIX A -- DEFINITIONS.................................................. 22

APPENDIX B -- EXAMPLES OF BENEFICIAL INTEREST.............................. 24

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                              ARTISAN FUNDS, INC.
                     ARTISAN PARTNERS LIMITED PARTNERSHIP
                           ARTISAN DISTRIBUTORS LLC

                              CODE OF ETHICS AND
                       POLICY AND PROCEDURES TO PREVENT
                         MISUSE OF INSIDE INFORMATION

                          (Effective August 3, 2009)

            STATEMENT OF POLICY AND STANDARDS OF BUSINESS CONDUCT.

The policy of Artisan Partners Limited Partnership ("Artisan Partners") and Artisan Distributors LLC ("Artisan Distributors") is to avoid any conflict of interest, or the appearance of any conflict of interest, between the interests of any person or institution advised by Artisan Partners, including Artisan Funds, Inc. ("Artisan Funds"), each registered investment company for which Artisan Partners serves as investment sub-adviser (each, a "Sub-Advised Fund") and separately managed accounts (collectively, the "Clients"), and the interests of Artisan Partners and Artisan Distributors or their officers, partners, and employees. Artisan Partners, Artisan Distributors and Artisan Funds are referred to in this Code collectively as "Artisan." Artisan Funds and each Sub-Advised Fund are referred to in this Code as a "Fund Client."

As a fiduciary, Artisan Partners has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of its Clients. The interests of Clients must always come first, as Clients deserve and demand our undivided loyalty and effort. All persons covered by this Code must at all times recognize and respect the interests of Clients, particularly with regard to their personal investment activities and any real or potential conflict with Client interests that may arise in connection with such activities. This Code requires firm personnel to conduct Personal Securities Transactions in a manner that does not interfere with transactions on behalf of Clients, and does not take inappropriate advantage of their positions and access to information that comes with such positions. Artisan Partners expects that persons covered by this Code will seek to comply with not only the letter but also the spirit of the Code and strive to avoid even the appearance of impropriety. In addition, Artisan Partners expects and requires that all persons covered by the Code will comply with all applicable laws, rules and regulations, including but not limited to the federal securities laws.

The Investment Company Act, the Investment Advisers Act and the rules thereunder require that Artisan Partners, Artisan Distributors and each Fund Client establish standards and procedures for the detection and prevention of certain conflicts of interest, including activities by which persons having knowledge of the investments and investment intentions of Clients might take advantage of that knowledge for their own benefit. The Code has been adopted by Artisan Funds, Artisan Partners and Artisan Distributors to meet those concerns and legal requirements.

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This Code contains procedures designed to prevent the misuse of inside information by Artisan Partners and Artisan Distributors or their personnel. The business of Artisan Partners depends on investor confidence in the fairness and integrity of the securities markets. Insider trading poses a significant threat to that confidence. Trading securities on the basis of inside information or improperly communicating that information to others may expose you to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The Securities and Exchange Commission can recover the profits gained or losses avoided, and impose a penalty of up to three times the illicit windfall and an order permanently barring you from the securities industry. Finally, you may be sued by investors seeking to recover damages for insider trading violations.

The Code is drafted broadly; it will be applied and interpreted in a similar manner. You may legitimately be uncertain about the application of the Code in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. You should direct any question relating to the Code to the firm's Chief Compliance Officer.

You are also encouraged to access sample forms and summary charts of the Code's provisions, which set forth interpretations of how the Code applies to specific situations. These are accessible through the firm's Code compliance system, Personal Trading Assistant ("PTA"), via the Artisan Partners' Intranet.

You also must notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of the Code has occurred or is about to occur.

I.  INVESTMENT COMPANY ACT PROHIBITIONS

The Investment Company Act and rules make it illegal for any Covered Person, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by a Fund Client to:

     a.  employ any device, scheme, or artifice to defraud the Fund Client;

     b. make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of circumstances under which they are made, not misleading or in any way mislead the Fund Client regarding a material fact;

     c. engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund Client; or

     d.  engage in any manipulative practice with respect to the Fund Client.

The restrictions on Personal Securities Transactions contained in this Code are intended to help Artisan Partners monitor for compliance with these prohibitions.

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II. RESTRICTIONS

Every Covered Person shall comply with the following restrictions:

     A.  Material, Non-Public Information; No Insider Trading.

     1. No Covered Person may engage in any transaction in a security (either a Personal Securities Transaction or a transaction for a Client), on the basis of inside information. Under the law and regulations, a transaction will be deemed to have been made on the basis of inside information if the person engaging in the transaction is aware of the inside information.

         If you think that you might have received material, non-public information from any source (including, without limitation, an officer, director or employee of a public company, research consultant, analyst or broker), you should take the following steps:

         a. Report the information and proposed trade immediately to the General Counsel, Chief Compliance Officer or an Associate Counsel.

         b. Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by Artisan Partners until Artisan Partners has made a determination as to the need for trading restrictions.

         c. Do not communicate the information inside or outside Artisan Partners, other than to the General Counsel, Chief Compliance Officer or Associate Counsel.

         d. After the General Counsel, Chief Compliance Officer or Associate Counsel has reviewed the issue, Artisan Partners will determine whether the information is material and non-public and, if so, whether any trading restrictions apply and what action, if any, the firm should take.

     2. Tender Offers. Trading during a tender offer represents a particular concern in the law of insider trading. Each Covered Person should exercise particular caution any time they become aware of non-public information relating to a tender offer.

     3. Contacts with Public Companies. One or more of the directors or trustees of the mutual funds or private accounts managed by Artisan Partners may be an officer, director or trustee of one or more public companies. Each Covered Person should avoid discussing with any such officer, director or trustee any non-public information about any such company. If a Covered Person (other than such officer, director or trustee) should become aware of material, non-public information regarding any such company, he or she should so advise the Chief Compliance Officer, General Counsel or Associate Counsel promptly.

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     4.  No Communication of Material Non-Public Information. No Covered Person
         may communicate material, non-public information to others in violation of the law. Conversations containing such information, if appropriate at all, should be conducted in private.

         Access to files containing material, non-public information and computer files containing such information should be restricted, including by maintenance of such materials in locked cabinets, or through the use of passwords or other security devices for electronic data.

     5. Other Restricted Securities. A Covered Person is prohibited from purchasing or selling, for his or her own account or for the account of others, including any Client of Artisan Partners:

         . securities of any public company (other than Artisan Funds, Inc.) of which such Covered Person is a director or trustee, except that the person who is the director or the trustee of the public company may purchase or sell, for his or her own account or for the account of any Immediate Family Member (including a family member who is also a person covered under the Code) that company's securities with express prior approval of the Chief Compliance Officer;

         . securities of any public company placed from time to time on Artisan Partners' restricted list. From time to time, Artisan Partners may restrict trading in certain securities by Covered Persons when, in the opinion of Artisan Partners, trading in such securities may result in a conflict of interest, or the appearance of a conflict of interest. Artisan Partners will maintain a list of such restricted securities that will be updated as necessary.

     B.  Foreign Corrupt Practices.

     As required by the Foreign Corrupt Practices Act, no Covered Person shall offer, pay, promise to pay or authorize payment of any money or anything of value to a foreign official, foreign political party (or official thereof) or any candidate for foreign political office for purposes of influencing any act or decision of that person in his or its official capacity, or inducing that person to use his or its influence with a foreign government to influence any act or decision of that government.

     C.  Limitations on Transactions with Clients.

     No Covered Person shall knowingly sell to or purchase from any Fund Client any security or other property, except securities of which that Fund Client is the issuer. No Covered Person shall knowingly sell any security to or purchase any security from any Client that is not a Fund Client.

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     D.  Service as a Board Director or Board Member.

     No Covered Person may serve as a member of the board of directors or trustees of any business organization (including an advisory board), other than a civic or charitable organization, without the prior written approval of the Chief Compliance Officer based on a determination that the board service would not be inconsistent with the interests of Artisan Partners or of its Clients. If a Covered Person is serving as a board member, that person shall not participate in making investment decisions relating to the securities of the company on whose board he or she sits.

     An Exempt Person is not required to obtain prior written approval for service as a board director or board member.

     E.  Political Contributions.

     No Artisan employee may make political contributions for the purpose of seeking to obtain or retain advisory business with governmental entities. While this is not intended to infringe on or restrict the political or civil rights of any Artisan employee, political contributions by an Artisan employee can easily be misconstrued as an attempt to curry favor, particularly if the contribution is made to a political candidate (i) for whom the Artisan employee cannot vote; or (ii) who does not represent a district where an Artisan office is located. Some public pension fund Clients may restrict or require reporting of contributions to their officials. Artisan employees may, from time to time, be required to report some or all of their personal political contributions. Each Covered Person is required to maintain careful records of all personal political contributions in order to accurately respond to Artisan report requests.

     F.  Initial Public Offerings.

     No Covered Person shall acquire any security in an initial public offering, except (i) with the prior consent of the Chief Compliance Officer, based on a determination that the acquisition is consistent with applicable regulatory requirements, does not conflict with the purposes of the Code or its underlying policies, or the interests of Artisan Partners or its Clients, and (ii) in circumstances in which the proposed acquisition is consistent with applicable regulatory requirements and the opportunity to acquire the security has been made available to the person for reasons other than the person's relationship with Artisan Partners or its Clients. Such circumstances might include, for example:

       . an opportunity to acquire securities of an insurance company converting from a mutual ownership structure to a stockholder ownership structure, if the person's ownership of an insurance policy issued by that company conveys that opportunity;

       . an opportunity resulting from the person's pre-existing ownership of an interest in the IPO company or an investor in the IPO company; or

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       .  an opportunity made available to the person's Immediate Family
          Members sharing the same household, in circumstances permitting the person making the determination reasonably to determine that the opportunity is not being made available indirectly because of the person's relationship with Artisan Partners or its Clients (for example, because of the Immediate Family Member's employment).

     G.  Private Placements.

     No Covered Person shall acquire any security in a private placement without the express written prior approval of the Chief Compliance Officer. In deciding whether that approval should be granted, each of those persons will consider whether the investment opportunity should be reserved for Clients, and whether the opportunity has been offered because of the person's relationship with Artisan Partners or its Clients. A Covered Person who has been authorized to acquire a security in a private placement must disclose that investment if he or she later participates in consideration of an investment in that issuer for any Client's account. Any investment decision for a Client relating to that security must be made by investment personnel other than that Covered Person. For purposes of this section, a "private placement" means an offering of securities in which the issuer relies on an exemption from the registration provisions of the U.S. federal securities laws or comparable foreign regulatory scheme, and usually involves a limited number of sophisticated investors and a restriction on resale of the securities.

     This section does not apply to the acquisition by a Covered Person's Immediate Family Member sharing the same household of an ownership interest in that person's employer or an affiliate of the employer; provided the acquisition is the result of that person's bona fide employment relationship and is not a result of a Covered Person's relationship with Artisan Partners or Clients--these transactions are discussed in Section III.B., below.

     H.  Front Running Is Prohibited.

     Covered Persons are prohibited from inappropriately using confidential non-public information obtained as an employee of Artisan or while associated from Artisan for their personal benefit. For example, no Covered Person shall engage in a Personal Securities Transaction in a security based on advance knowledge that Artisan is effecting a purchase or sale of the security on behalf of a Client.

     This prohibition will not affect the execution of transactions for the account of a Client in which one or more Covered Persons has an economic interest (such as, for example, where a Covered Person owns shares of a Fund Client), which may be executed by the firm's traders in accordance with the firm's trading procedures.

     I.  Short-Term Trading/Profit Limitations.

     No Covered Person may profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 days. Any profit so realized will be either

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     (a) returned to Artisan Partners and then donated to a charitable organization selected by Artisan Partners; or (b) donated directly by the Covered Person to a charitable organization approved by the Chief Compliance Officer, with written proof of such donation provided to the Chief Compliance Officer. Artisan Partners will not make any form of matching charitable contribution with respect to any amount required to be paid under this provision.

     The following transactions are exempt from this short-term trading limitation:

       . any option or futures contract on a broad-based index (such as the S&P 500);

       . any exchange traded fund ("ETF") based on a broad-based index or any exchange traded note ("ETN"), the return of which is based on a broad-based index;

       .  securities of any Fund Client/1/;

       . the sale of any security by the Covered Person pursuant to the exercise of a covered call option on that security written by the Covered Person so long as the writing of such option was pre-cleared and the option has a term of longer than 60 days;

       .  any transaction in a security exempt under Section V.A. of this Code;

       . any transaction in a municipal security (including an education savings plan operated by a state pursuant to Section 529 of the Internal Revenue Code); or

       . any transaction that has received the prior approval of the Chief Compliance Officer.

     J.  High-Risk Trading Activities.

     Certain high-risk trading activities, if used in the management of a Covered Person's personal trading portfolio, are risky not only because of the nature of the securities transactions themselves, but also because of the potential that action necessary to close out the transactions may become prohibited during the duration of the transactions. Examples of such activities include short sales of common stock and trading in derivative instruments (including options). If Artisan Partners becomes aware of material, non-public information about the issuer of the underlying securities, or if preclearance of the closing transaction is denied, Artisan Partners personnel may find themselves "frozen" in a position. Artisan Partners will not bear any losses in personal accounts as a result of implementation of this policy.

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/1/  This exemption applies only to the short-term profit prohibition of the
     Code. Each Covered Person remains subject to the policies of the Fund Client in which he or she has invested, which may include restrictions on short-term trading activity.

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     K.  Confidentiality.

     Each Covered Person shall keep confidential during the term of his or her employment or association with Artisan Partners any information concerning Artisan Partners or its Clients that is not generally known to the public, including, but not limited to, the following:

     1. the investment strategies, processes, analyses, databases and techniques relating to capital allocation, stock selection and trading used by the investment team or other investment professionals employed by Artisan Partners;

     2. the identity of and all information concerning Clients and shareholders of Fund Clients;

     3. information prohibited from disclosure by a Fund Client's policy on release of portfolio holdings or similar policy; and

     4. all other information that is determined by Artisan Partners or a Client to be confidential and proprietary and that is identified as such prior to or at the time of its disclosure to the Covered Person.

     No Covered Person shall use such confidential information for his or her own personal benefit or for the benefit of any third party, or directly or indirectly disclose such information, except to other employees of Artisan Partners, its affiliated businesses and third parties to whom disclosure is made pursuant to the performance of his or her duties as an employee or as otherwise may be required by law.

     This obligation of confidentiality is in addition to any other confidentiality agreement with Artisan Partners to which a Covered Person is a party.

III. COMPLIANCE PROCEDURES

     A. Execution of Personal Securities Transactions through Disclosed Brokerage Accounts.

     All Personal Securities Transactions by a Covered Person that are subject to the Code must be conducted through brokerage or other accounts that have been identified to the Chief Compliance Officer. No exceptions will be made to this policy.

     B.  Preclearance.

         1. Preclearance Requirement. Except as provided below, all Personal Securities Transactions of a Covered Person must be cleared in advance by the Chief Compliance Officer. Personal Securities Transactions by each of those persons must be approved by one of the others. For each proposed trade, the person responsible for reviewing such trade shall be provided with all information necessary to determine whether the trade may be approved consistent with the

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             Code (e.g. title of the security, nature of the transaction, approximate number of shares involved in the transaction). If the proposed trade is not executed by the end of the second business day following the date on which preclearance is granted, the preclearance will expire and the request must be made again.

             No Personal Securities Transaction of a Covered Person in a security will be cleared if: (i) the security is on a firm-wide restricted list; or (ii) there is a conflicting order pending in that security, until that order is fully executed or withdrawn. A conflicting order is any order for the same security (or an option on or warrant for that security) by Artisan Partners for a Client that has not been fully executed.

             As noted in Section II.D above, Covered Persons are prohibited from engaging in front running, where a Personal Securities Transaction in a security occurs based on advance knowledge of transactions in the security effected by Artisan for Clients. Personal Securities Transactions in securities that have been effected by Covered Persons after clearance will be reviewed and compared with transactions effected for Client accounts based on criteria determined by the Chief Compliance Officer, which criteria may change from time to time. In the event any correlation appears to exist between the Personal Securities Transactions of a Covered Person and trades effected for a Client, Artisan Partners may take such action as deemed appropriate under the circumstances, including, without limitation, restricting trading authorization of a Covered Person for Personal Securities Transactions subject to the Code. Any such action is in addition to any other sanction or action permissible hereunder for a breach of any provision of the Code.

         2. Securities and Transactions Exempt from the Preclearance Requirement. Transactions in the following securities, as well as the following transactions, are exempt from the preclearance requirement (but note, that the following transactions may be subject to the short-term trading/profit limitation under Section II.I, above):

             a.  securities listed as exempt in Section V.A;

             b.  securities of a Fund Client;

             c. municipal securities (including education savings plans operated by a state pursuant to Section 529 of the Internal Revenue Code);

             d. straight debt securities (other than corporate debt securities);

             e. corporate debt securities with a remaining maturity (at the time of purchase) of 12 months or less;

             f.  listed index options and futures;

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             g.  ETFs based on a broad-based market index, including, but not limited to, shares of SPDRs, WEBs, DIAMONDs or QQQQs, and securities issued by similar index- or sector-based entities and ETNs, the returns of which are based on a broad-based index; HOWEVER, HOLDING COMPANY DEPOSITARY RECEIPTS (HOLDRS),/2/ CLOSED-END FUNDS AND ETFS OR ETNS THAT ARE NOT BASED ON A BROAD-BASED MARKET INDEX REMAIN SUBJECT TO THE PRECLEARANCE AND REPORTING REQUIREMENTS;

             h. acquisitions and dispositions of securities that are non-volitional on the part of the Covered Person, including:

                 . purchases or sales upon the exercise of puts or calls written by such person where the purchase or sale is effected based on the terms of the option and without action by the covered person or his or her agent (but not the writing of the option, which must be pre-cleared); and

                 . acquisitions or dispositions of securities through stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

             i. transactions in an account (including an investment advisory account, trust account or other account) of any Covered Person (held either alone or with others) over which a person other than the Covered Person (including an investment adviser or trustee) exercises investment discretion if:

                 . the Covered Person does not know of the proposed transaction until after the transaction has been executed; and

                 . the Covered Person has previously identified the account to the Chief Compliance Officer and has affirmed that (in some if not all cases) he or she does not know of proposed transactions in that account until after they are executed.

                 This exclusion from the preclearance requirement is based upon the Covered Person not having knowledge of any transaction until after that transaction is executed. Therefore, notwithstanding this general exclusion, if the Covered Person becomes aware of any transaction in such investment advisory account before it is executed, the person must seek preclearance of that transaction before it is executed.

             j. sales as a result of a tender offer made available generally to all shareholders of the issuer;

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/2/  Purchases of HOLDRs require preclearance of each underlying security.

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             k.  transactions in securities held for the benefit of a Covered
                 Person in an employee benefit plan account maintained by the Covered Person's prior employer in order to facilitate a transfer of the account to the Covered Person's Artisan Partners' 401(k) plan account or a rollover of the account to an IRA or other retirement account;

             l. purchases or redemptions of units of any pooled investment vehicle the investment adviser or general partner of which is Artisan Partners or an affiliate of Artisan Partners;

             m. purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

             n. transactions in a security where the aggregate value of the transaction does not exceed $2,000. Note that, in the case of a put or call option transaction on a security, this exemption will apply only if the value of the securities underlying the option do not exceed $2,000.

         3. Accounts Exempt from the Preclearance Requirement. From time to time, Artisan Partners may operate one or more accounts in which Artisan Partners or its employees have significant economic interests, but in which assets of persons not employed by Artisan Partners are also invested or which Artisan Partners is operating as a model portfolio in preparation for management of Client assets in the same or a similar strategy. Such an account is exempt from the preclearance requirements of the Code. Transactions in such an account will be conducted in accordance with Artisan Partners' trading procedures for Client accounts.

         4. Employer Securities Held by Immediate Family Members. An occasion may arise where an Immediate Family Member sharing the same household as a Covered Person receives or is offered an opportunity to acquire an equity interest in that person's employer or an affiliate of the employer as a result of a bona fide employment relationship and not because of a Covered Person's relationship with Artisan Partners or Clients. In many (but not all) cases, the preclearance requirements of the Code are waived. The following principles apply:

             1. Transactions that are initiated by the employer of the Immediate Family Member (for example, provided as part of the Immediate Family Member's compensation) are exempt from preclearance.

             2. Transactions that are initiated by the Immediate Family Member must be precleared in advance.

             3. Even if an Immediate Family Member's acquisition of a security was exempt from preclearance, preclearance will be required for the sale of the security by the Immediate Family Member.

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             4.  All transactions and holdings need to be reported.

             Specific questions involving employer stock or securities should be discussed with the Chief Compliance Officer.

     C.  Disclosure of Personal Holdings.

     At the commencement of employment and annually thereafter, each Covered Person shall disclose his or her personal securities holdings (disclosure is not required for shares of mutual funds that are not Fund Clients, direct obligations of the U.S. government (such as U.S. treasury bills, notes and bonds) and money market instruments, including bank certificates of deposit, bankers' acceptances, commercial paper and repurchase agreements). The initial holdings report shall be delivered to the Chief Compliance Officer no later than ten days after commencement of employment with Artisan Partners, and the holdings information included therein shall be current as of a date not more than 45 days prior to the commencement of such person's employment. Annual holdings reports shall be delivered to the Chief Compliance Officer no later than 45 days after the end of each year and shall include information as of December 31 of the preceding year. The initial holdings report and annual holdings reports shall contain the following information:

     . title and type of security, interest rate and maturity date (if applicable), exchange ticker symbol or CUSIP number (as applicable), number of shares and the principal amount of each security held beneficially;

     . the name of any broker, dealer or bank with or through which the Covered Person maintains an account; and

     .  the date the report is submitted.

     D.  Dealing with Certificated Securities.

     The receipt of securities in the form of a physical stock certificate must be reported as described in Section IV, below. Any subsequent transaction in such securities must be conducted through a disclosed brokerage account for which Artisan Partners receives duplicate confirmations and account statements. No Covered Person shall request withdrawal of securities from a brokerage or other account in certificated form without prior consent of the Chief Compliance Officer.

     E.  Monitoring of Transactions.

     Artisan Partners' Chief Compliance Officer will monitor the trading patterns of Covered Persons compared to the trading by Artisan Partners in Client accounts, and trading for Artisan Partners' own account (if any) for compliance with this Code, including the provisions intended to prevent the misuse of inside information. Such review will include, but shall not be limited to, an analysis of compliance with preclearance requirements; comparisons of trading activity against restricted securities lists (if any);

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

     and analysis of trading to detect patterns that may indicate abuse, such as market timing in shares issued by Fund Clients. No Artisan employee will be permitted to monitor his or her own Personal Securities Transactions for purposes of compliance with the Code.

     F.  Educational Efforts.

     The Chief Compliance Officer shall provide, on a regular basis, an education program to familiarize Covered Persons with the provisions of, and their obligations under, the Code, including reporting obligations, and to answer questions regarding the Code. The Chief Compliance Officer shall also be available to answer questions regarding the Code and to resolve issues of whether information is inside information and to determine what action, if any, should be taken.

IV. EMPLOYEE REPORTING

     A.  Reporting Personal Securities Transactions.

         1. Each Covered Person shall (i) identify to Artisan Partners each brokerage or other account in which the person has a beneficial interest and (ii) instruct the broker or custodian to deliver to Artisan Partners duplicate confirmations of all transactions and duplicate account statements. In the case of (i) a Covered Person that is a temporary employee whose anticipated period of continuous employment will not exceed 4 months, or an Exempt Person; or (ii) the refusal or inability of a broker or custodian to furnish duplicate confirmations and account statements, then the Covered Person will be permitted, at the discretion of the Chief Compliance Officer , to furnish exact copies of transaction confirmations and account statements, in lieu of instructing a broker or custodian to deliver duplicates.

         2. Each Covered Person shall report all Personal Securities Transactions during a calendar quarter to the Chief Compliance Officer no later than thirty days after the end of the quarter.

             QUARTERLY TRANSACTION REPORTS SHALL INCLUDE THE FOLLOWING
             INFORMATION:

             FOR EACH TRANSACTION, THE:

             .  date of the transaction;

             . title and type of security, interest rate and maturity date (if applicable), exchange ticker symbol or CUSIP number (as applicable), number of shares and the principal amount of each security involved;

             . nature of the transaction (i.e., purchase, sale, gift, or other type of acquisition or disposition);

             .  price at which the transaction was effected;

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

             . name of the broker, dealer or bank with or through which the transaction was effected; and

             .  date the report is submitted.

             In addition, for each account established during the quarter in which securities are held for the benefit of a Covered Person, the quarterly report shall include the:

             . name of the broker, dealer, mutual fund company or bank with whom the account was established;

             .  date the account was established; and

             .  date the report is submitted.

         3. Reports relating to the Personal Securities Transactions of the Chief Compliance Officer shall be delivered to the Compliance Manager, a Compliance Specialist or Associate Counsel, provided that the person to whom they are delivered is not then the Chief Compliance Officer.

         4. To the extent reports may be deemed to be required by entities or accounts described in Section III.B.3. of this Code, such reporting requirements shall be satisfied by the records maintained by Artisan Partners' trading and accounting systems.

     B.  Form of Reports.

     Reports of Personal Securities Transactions may be in any form (including copies of broker confirmations or monthly or quarterly statements, provided those broker confirmations or statements are received no later than 30 days after the end of the applicable calendar quarter), but must include the information required by Section IV.A.2.

     No further reporting will be required of (i) a Personal Securities Transaction executed through Artisan Partners' trading desk, or (ii) a Personal Securities Transaction in units of any pooled investment vehicle the investment adviser or general partner of which is Artisan Partners or an affiliate of Artisan Partners, because the necessary information is available to the Chief Compliance Officer.

     Any Personal Securities Transaction of a Covered Person that for any reason does not appear in the trading or brokerage records described above (for example, the receipt of certificated securities by gift or inheritance) shall be reported as required by Section IV.A.2.

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

     C.  Disclosure of Employment--Immediate Family Member.

     Any Covered Person whose Immediate Family Member sharing the same household is employed by an investment adviser or securities broker-dealer or who is employed by any company that the Covered Person knows does business with Artisan is required to disclose the identity of the employer to the Chief Compliance Officer. Disclosure is required, if applicable, upon the commencement of a Covered Person's employment with Artisan and annually thereafter.

     D.  Certification of Receipt of Code and Compliance.

     A copy of the Code will be furnished to each new Artisan employee or person working on Artisan premises covered by the Code upon commencement of employment or the work relationship. A copy of any amendment of the Code will be furnished to all Covered Persons. Each person who receives a copy of the Code, including any amendment, is required to acknowledge receipt in writing or electronically. Each Covered Person (including each Exempt Person, with respect to applicable Code provisions) is required to certify annually that (i) he or she has read and understands the Code,
     (ii) recognizes that he or she is subject to the Code, and (iii) he or she has disclosed or reported all Personal Securities Transactions required to be disclosed or reported under the Code. Artisan Partners' Chief Compliance Officer shall annually distribute a copy of the Code and request certification in writing or electronically by all Covered Persons and shall be responsible for ensuring that all personnel comply with the certification requirement.

     Each Covered Person who has not engaged in any Personal Securities Transaction during the preceding year for which a report was required to be filed pursuant to the Code shall include a certification to that effect in his or her annual certification.

V.  EXEMPTIONS

     A.  Exempt Transactions and Securities.

     The provisions of this Code are intended to restrict the personal investment activities of Covered Persons only to the extent necessary to accomplish the purposes of the Code. Therefore, the prohibition on short-term trading and the preclearance and reporting provisions of this Code shall not apply to the following Personal Securities Transactions:

     1. Purchases or sales effected in any account over which the persons subject to this Code have no direct or indirect influence or control (i.e., transactions effected for a Covered Person by a trustee of a blind trust);

     2.  Purchases or sales of:

         a. securities that are direct obligations of the U.S. government (that is, U.S. treasury bills, notes and bonds);

         b. shares of open-end investment companies (mutual funds) that are not Fund Clients; and

         c. bank certificates of deposit, banker's acceptances, repurchase agreements or commercial paper.

     3. Securities transactions through an automatic investment plan in which regular periodic purchases (or withdrawals) are made automatically in (or from) an investment account in accordance with a predetermined schedule and allocation. An automatic investment plan includes an issuer's dividend reinvestment plan ("DRP") and the automatic reinvestment of dividends or income occurring in an investment account. NOTE THAT (I) TRANSACTIONS THROUGH AN AUTOMATIC INVESTMENT PLAN ARE EXEMPT FROM QUARTERLY TRANSACTION REPORTING ONLY; AND
         (II) SALES OF SECURITIES ACQUIRED THROUGH AN AUTOMATIC INVESTMENT PLAN MUST STILL BE PRE-CLEARED (UNLESS OCCURRING AUTOMATICALLY IN ACCORDANCE WITH A PREDETERMINED SCHEDULE) AND ARE SUBJECT TO THE REPORTING REQUIREMENTS.

     B.  Individual Exemptions.

     There may be circumstances from time to time in which the application of this Code produces unfair or undesirable results and in which a proposed transaction is not inconsistent with the purposes of the Code. Therefore, the Chief Compliance Officer may grant an exemption from any provision of this Code except the reporting requirements, provided that the person granting the exemption based his or her determination to do so on the ground that the exempted transaction is not inconsistent with the purposes of this Code or the provisions of Rule 17j-1(a) under the Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisers Act of 1940, and documents that determination in writing. Copies of each of Rule 17j-1 and Rule 204A-1 are available upon request from the Chief Compliance Officer.

VI. GIFTS AND BUSINESS ENTERTAINMENT

     1. Receiving Gifts. No Covered Person may accept gifts or other things of more than a $100 aggregate value in a year from any person or entity that does business with or on behalf of Artisan Partners, Artisan Funds or Artisan Distributors, or seeks to do business with or on behalf of Artisan Partners, Artisan Funds, or Artisan Distributors, except (a) in connection with a meeting that has a clear business purpose or some other clearly identifiable business function (including, for example, expenses in connection with a business conference or visits to companies as part of the process of securities analysis); (b) an occasional meal or ticket to a theater, entertainment, or sporting event that is an incidental part of a meeting that has a clear business purpose; or (c) gifts that are not solicited and are given as part of a personal relationship outside the business relationship.

         Gifts having a value in the aggregate of more than $100 that are not excepted from the prohibition must generally either be returned to the donor or paid for by the recipient. In some circumstances, it may be awkward or inappropriate to return or insist on paying for a gift. In those circumstances, the recipient may retain the gift provided that the recipient makes a contribution of equal value to a charitable organization of his or her choice.

     2. Making Gifts. Many of the organizations with which Artisan Partners and Artisan Distributors do business have policies on the receipt of gifts that are as restrictive as this Code, or more restrictive. Therefore, no Covered Person may make gifts having a value of more than $100 in the aggregate in any year to any person or entity that does business with Artisan Partners, a Fund Client or Artisan Distributors without the prior approval of the Chief Compliance Officer, Chief Financial Officer or General Counsel, except gifts that are not solicited and are given as part of a personal relationship outside the business relationship and for which reimbursement from Artisan Partners will not be sought. Covered Persons will not generally be reimbursed for gifts that have not received such prior approval.

     3. Distinction Between Gifts and Business Entertainment. It is not the intent of the Code to prohibit the everyday courtesies of business life, such as reasonable business entertainment. Therefore, the $100 limit on gifts discussed above does not include (i) an occasional meal or ticket to a theater, entertainment, or sporting event that is social in nature where the host is present, provided that the meal, ticket or similar item was not solicited and provided further that such items are neither so frequent nor so extensive as to raise questions of propriety, or (ii) food items received by an individual but shared with the firm's employees and consumed on the firm's premises. If the host is not present, then the meal, theater tickets, or entertainment or sporting event must be considered to be a gift and will be subject to the gift limits discussed above.

         In the event that a Covered Person's Immediate Family Member or guest participates in business entertainment that is subject to this policy and is received by the Covered Person, it is expected that the Covered Person will reimburse the provider of such business entertainment for the value of participation by the Immediate Family Member or guest. The value of participation to be reimbursed (for example, the value of a ticket to an event) shall be the greater of the provider's cost or market value. In the event the provider refuses the accept reimbursement, a charitable contribution of like amount will be permitted. Documentation of such reimbursement or contribution shall be provided to the Chief Compliance Officer.

     4. Reporting Gifts and Business Entertainment. Reports of gifts and business entertainment involving a Covered Person are required to be made to the Chief Compliance Officer. The reports are due within time periods established by the Chief Compliance Officer from time to time. Reports of gifts and business entertainment shall contain such information as may be required by the firm from time to time, such as the date of the gift or business entertainment; the identity of the donor and the recipient; a description of the business relationship between the donor and the recipient; a description of the gift or business entertainment; the value of the gift or business entertainment (estimated, if an exact value is unknown); and the reason the gift was made or the business entertainment occurred. Reports of gifts and business entertainment may be made orally, by email, or in writing on such form as specified from time to time. A sample form of report is accessible through PTA, via the Artisan Partners' Intranet.

         The Chief Compliance Officer may, from time to time, identify certain items that may be excluded from reporting, such as the receipt of food items shared with other members of the firm and consumed on the firm's premises.

     5. Client Gift and Business Entertainment Policies. Artisan Partners' Clients may have internal policies relating to gifts or entertainment involving their employees, agents or representatives. If a Client has provided Artisan Partners with a copy of a gift or entertainment policy applicable to that Client's employees, agents or representatives, then Covered Persons must consider that gift or entertainment policy in providing business entertainment or gifts to that Client's employees, agents or representatives.

     6. ERISA Clients. Covered Persons are prohibited from giving gifts to, or receiving gifts from, any fiduciary with respect to a Client that is subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).

VII. MANAGEMENT'S REPORTING

     A.  Report to the Board of Artisan Funds.

     The management of Artisan Partners and an appropriate officer of Artisan Funds (who may be a member of the management of Artisan Partners) shall submit an annual report to the board of Artisan Funds that:

     1. summarizes existing procedures concerning personal investing and any changes in those procedures during the past year;

     2. describes issues that arose during the previous year under the Code or procedures concerning personal investing, including but not limited to information about material violations of the Code and sanctions imposed;

     3. certifies to the board of Artisan Funds that Artisan Partners and Artisan Distributors have adopted procedures reasonably necessary to prevent employees who are Covered Persons that are affiliated with Artisan Partners or Artisan Distributors from violating the Code; and

     4. identifies any recommended changes in existing restrictions or procedures based upon experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

     B.  Report to the Board of a Sub-Advised Fund.

     The management of Artisan Partners shall submit an annual report to the board of each Sub-Advised Fund (which may be in the format specified by the Sub-Advised Fund) that:

     1. summarizes existing procedures concerning personal investing and any changes in those procedures during the past year relating to Covered Persons who assist Artisan Partners in providing investment services to the Sub-Advised Fund;

     2. describes issues that arose during the previous year under the Code or procedures concerning personal investing of Covered Persons who assist Artisan Partners in providing investment services to that Sub-Advised Fund, including but not limited to information about material violations of the Code by such Covered Persons, and sanctions imposed;

     3. certifies to the board of that Sub-Advised Fund, that Artisan Partners and Artisan Distributors have adopted procedures reasonably necessary to prevent employees who are Covered Persons who assist Artisan Partners in providing investment services to that Sub-Advised Fund from violating the Code; and

     4. identifies any recommended changes in existing restrictions or procedures relating to Covered Persons who assist Artisan Partners in providing investment services to that Sub-Advised Fund based upon experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

     C.  Reporting to Artisan Partners' Management.

     The Chief Compliance Officer shall report the following to the management of Artisan Partners:

     1. Special Reports. The Chief Compliance Officer shall promptly report the existence of any potential violation of this Code to management of Artisan Partners if, in the reasonable judgment of the Chief Compliance Officer, such potential violation would constitute a material violation of this Code. Such report shall include all material and relevant details, which may include (1) the name of particular securities involved, if any; (2) the date(s) the Chief Compliance Officer learned of the potential violation and began investigating; (3) the accounts and individuals involved; (4) actions taken as a result of the investigation, if any; and
         (5) recommendations for further action.

     2. Regular Reports. On an as-needed or periodic basis, the Chief Compliance Officer shall report to the management of Artisan Partners as it may request, which may include some or all of the following:

         i.  a summary of existing procedures under the Code;

         ii. a summary of changes in procedures made in the last year;

         iii.full details of any investigation since the last report (either internal or by a regulatory agency) of any suspected insider trading, the results of the investigation and a description of any changes in procedures prompted by any such investigation;

         iv. an evaluation of the current procedures and a description of anticipated changes in procedures; and

         v. a description of Artisan Partners' continuing educational program, including the dates of such programs since the last report to management.

VIII. ENFORCEMENT OF THE CODE AND CONSEQUENCES FOR FAILURE TO COMPLY

The Chief Compliance Officer shall be responsible for promptly investigating all reports of possible violations of the provisions of this Code.

Compliance with this Code of Ethics is a condition of employment by Artisan Partners, status as a registered representative of Artisan Distributors, and retention of positions with Artisan Funds. Taking into consideration all relevant circumstances, Artisan Partners will determine what action is appropriate for any breach of the provisions of the Code. Possible actions include letters of sanction, suspension or termination of employment, removal from office, or permanent or temporary limitations or prohibitions on Personal Securities Transactions more extensive than those generally applicable under the Code. In addition, Artisan Partners may report conduct believed to violate the law or regulations applicable to Artisan Partners or the Covered Person to the appropriate regulatory authorities.

Reports filed pursuant to the Code will be maintained in confidence but will be reviewed by Artisan Partners, Artisan Distributors or Artisan Funds to verify compliance with the Code. Additional information may be required to clarify the nature of particular transactions.

IX. RETENTION OF RECORDS

Artisan Partners' Chief Compliance Officer shall maintain the records listed below, which may be in hard copy or electronic format, for a period of five years at Artisan Partners' principal place of business in an easily accessible place:

     A.  a list of all Covered Persons during the period;

     B. receipts signed by all persons subject to the Code acknowledging receipt of copies of the Code and acknowledging that they are subject to it;

     C. a copy of each Code of Ethics that has been in effect at any time during the period;

     D. a copy of each report filed pursuant to the Code, including the annual report provided to the board of each Fund Client, and a record of any known violation and action taken as a result thereof during the period; and

     E. records evidencing prior approval of, and the rationale supporting, an acquisition by a Covered Person of securities in an initial public offering or in a private placement.

Record of Dates of Adoption and Amendment

Adopted:  March 27, 1995
Amended:  July 18, 1996
          August 6, 1998
          April 28, 1999
          January 27, 2000
          April 27, 2000
          August 10, 2000 (APLP)
          October 27, 2000 (All)
          January 1, 2001 (adopted by APLP & Distributors; approved by Artisan Funds Board January 18, 2001)
          May 1, 2001 (adopted by APLP & Distributors; approved by Artisan Funds Board April 24, 2001)
          May 16, 2001 (adopted by APLP & Distributors; approval by Artisan Funds Board October 25, 2001)
          May 1, 2002 (adopted by APLP & Distributors; approval by Artisan Funds Board May 2, 2002)
          April 15, 2003 (adopted by APLP & Distributors; approval by Artisan Funds Board April 15, 2003)
          October 27, 2003 (adopted by APLP & Distributors; approval by Artisan Funds Board Dec. 19, 2003)
          May 14, 2004 (adopted by APLP & Distributors; approval by Artisan Funds Board May 18, 2004)
          January 24, 2005 adopted, January 31, 2005 effective (adopted by APLP & Distributors; approved by Artisan Funds Board May 5, 2005) March 28, 2006 adopted and effective (adopted by APLP & Distributors; approved by Artisan Funds Board May 10, 2006)
          May 4, 2007 adopted and effective (adopted by APLP & Distributors; approved by Artisan Funds Board May 24, 2007)
          May 1, 2008 adopted and effective (adopted by APLP & Distributors; approved by Artisan Funds Board May 15, 2008)
          August 3, 2009 adopted and effective (adopted by APLP & Distributors; approved by Artisan Funds Board August 13, 2009)

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                           APPENDIX A -- DEFINITIONS

When used in this Code, the following terms have the meanings described below:

A. Chief Compliance Officer. The Code contains many references to the Chief Compliance Officer. The Chief Compliance Officer shall mean such person as may be designated by Artisan Partners to fill such role from time to time. References to the Chief Compliance Officer also include, for any function, any person designated by the Chief Compliance Officer as having responsibility for that function from time to time and subject to the Chief Compliance Officer's supervision. If the Chief Compliance Officer is not available, reports required to be made to the Chief Compliance Officer, or actions permitted to be taken by the Chief Compliance Officer, may be made to or taken by the Compliance Manager, or, in absence of the Chief Compliance Officer and the Compliance Manager, by the General Counsel or an Associate Counsel.

B. Covered Person. A Covered Person is defined to include each and every employee of Artisan Partners and Artisan Distributors and each person working on the premises of Artisan Partners or Artisan Distributors (such as a temporary employee, independent contractor or consultant). In general, each Covered Person is subject to each provision of the Code of Ethics. An Exempt Person (as defined below) is considered to be a Covered Person but will be exempted from certain provisions of the Code, as stated in the Code itself. In addition, a Covered Person may be granted an exception from certain provisions of the Code on a case-by-case basis by the Chief Compliance Officer.

C. Exempt Person. An Exempt Person is an employee or a person working on the premises of Artisan Partners who, because of the nature of his or her employment with Artisan Partners, has little or no opportunity to acquire knowledge relating to Artisan Partners' investment decisions before they are implemented. Exempt Persons may include:

    . part-time and/or temporary employees whose duties are limited to clerical or similar functions that are not investment-related; or

    . independent contractors, consultants, interns or seasonal employees whose duties are not investment-related and do not otherwise have routine access to information about investment decisions before they are implemented.

     An Exempt Person will be specifically advised of his or her status as an exempt person by the Chief Compliance Officer. The Chief Compliance Officer may, at any time, determine that a person's status as an Exempt Person has changed and may, by notice to the person, revoke that status.

D. Immediate Family Member. Immediate Family Member includes spouse, son or daughter (including a legally adopted child) or any descendants of either, stepson or stepdaughter, son-in-law, daughter-in-law, father or mother or any ancestor of either, stepfather or stepmother, mother-in-law or father-in-law, and siblings or siblings-in-law. Immediate Family Member also includes any person who has been claimed by a Covered Person as a domestic partner for purposes of Artisan's employee benefits, as well as that person's descendents and ancestors.

E. Inside Information. Inside information is information that is both material and non-public that was (i) acquired in violation of a duty to keep the information confidential, or (ii) misappropriated. For example, if an officer of an issuer breaches his duty to the issuer and conveys information that should have been kept confidential, that information is "inside information," even if you learn it third- or fourth-hand. In contrast, a conclusion drawn by a securities analyst from publicly available information is not inside information, even if the analyst's conclusion is both material and non-public.

     Deciding whether information that is material and non-public is "inside" information is often difficult. For that reason, Artisan Partners' policies are triggered if you are aware of material, non-public information, whether or not the information is "inside" information that will result in a trading restriction.

     1. Material Information. Information is "material" when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company's securities. No simple "bright line" test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the General Counsel, Chief Compliance Officer or Associate Counsel.

         Material information often relates to a company's results and operations including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

         Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material. For example, the Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal's Heard on the Street column.

     2. Non-Public Information. Information is "public" when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones "tape" or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

F. Personal Securities Transaction. The Code regulates Personal Securities Transactions as a part of the effort by each Fund Client, Artisan Partners and Artisan Distributors to detect and prevent conduct that might violate the general prohibitions outlined above. A Personal Securities Transaction is a transaction in a security in which the Covered Person has a beneficial interest.

     1. Security. Security is defined very broadly, and means any note, stock (including mutual fund shares), bond, debenture, investment contract, or limited partnership interest, and includes any right to acquire any security (an option or warrant, for example).

     2. Beneficial interest. You have a beneficial interest in a security in which you have, directly or indirectly, the opportunity to profit or share in any profit derived from a transaction in the security, or in which you have an indirect interest, including beneficial ownership by your spouse, domestic partner, minor children (including a domestic partner's minor children) or other dependents living in your household, or your share of securities held by a partnership of which you are a general partner. In general, the rules under section 16 of the Securities Exchange Act of 1934 will be applied to determine if you have a beneficial interest in a security (even if the security would not be within the scope of section 16). Examples of beneficial interest are attached as Appendix B.

                 APPENDIX B -- EXAMPLES OF BENEFICIAL INTEREST

   For purposes of the Code, you will be deemed to have a beneficial interest in a security if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. Examples of beneficial ownership under this definition include (without limitation):

    . securities you own, no matter how they are registered, and including securities held for you by others (for example, by a custodian or broker, or by a relative, executor or administrator) or that you have pledged to another (as security for a loan, for example);

    . securities held by a trust of which you are a beneficiary (except that, if your interest is a remainder interest and you do not have or participate in investment control of trust assets, you will not be deemed to have a beneficial interest in securities held by the trust);

    . securities held by you as trustee or co-trustee, where either you or any Immediate Family Member has a beneficial interest (using these rules) in the trust.

    . securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries and have or participate in investment control;

    . securities held by any partnership in which you are a general partner, to the extent of your interest in partnership capital or profits;

    . securities held by a personal holding company controlled by you alone or jointly with others;

    . securities held by (i) your spouse, unless legally separated, or domestic partner, or you and your spouse or domestic partner jointly, or
       (ii) your minor children or any other Immediate Family Member of you or your spouse or domestic partner (including an adult relative), directly or through a trust, who is sharing your home, even if the securities were not received from you and the income from the securities is not actually used for the maintenance of your household; or

    . securities you have the right to acquire (for example, through the exercise of a derivative security), even if the right is not presently exercisable, or securities as to which, through any other type of arrangement, you obtain benefits substantially equivalent to those of ownership.

You will not be deemed to have beneficial ownership of securities in the following situations:

    . securities held by a limited partnership in which you do not have a controlling interest and do not have or share investment control over the partnership's portfolio; and

    . securities held by a foundation of which you are a trustee and donor, provided that the beneficiaries are exclusively charitable and you have no right to revoke the gift.

THESE EXAMPLES ARE NOT EXCLUSIVE. THERE ARE OTHER CIRCUMSTANCES IN WHICH YOU MAY BE DEEMED TO HAVE A BENEFICIAL INTEREST IN A SECURITY. ANY QUESTIONS ABOUT WHETHER YOU HAVE A BENEFICIAL INTEREST SHOULD BE DIRECTED TO THE CHIEF COMPLIANCE OFFICER OR COMPLIANCE MANAGER.

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